EXHIBIT 21.1

SUBSIDIARIES OF BLACKROCK CAPITAL INVESTMENT CORPORATION

Name	Jurisdiction
BKC ASW Blocker, Inc.	Delaware
BCIC-MBS, LLC	Delaware

In addition, we may be deemed to control certain portfolio companies identified as “Controlled Investments” in footnotes to the Consolidated Schedule of Investments at December 31, 2020 included in the Consolidated Financial Statements portion of BlackRock Capital Investment Corporation’s Form 10-K for the year ended December 31, 2020.